EXHIBIT 5.1

August 6, 2010

Web.com Group, Inc.
12735 Gran Bay Parkway West, Building 200
Jacksonville, FL 32258

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Web.com Group, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 465,900 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), pursuant to the Company’s 2010 Inducement Award Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation and By-Laws, as currently in effect, the Plan and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley llp

By:	/s/ James F. Fulton, Jr.
James F. Fulton, Jr.